EXHIBIT 99.1

Encorium Reports 2007 First Quarter Financial Results

Raises 2007 Net Revenue Guidance to $32 - $34 million

2007 First Quarter Business and Financial Highlights

•	First full quarter of consolidated operations with Remedium Oy

•	Returned to profitability with net income of $109,000, or $0.01 per diluted share, which includes depreciation and amortization expenses of $613,000.

•	Net revenue of $8.8 million exceeded previously announced guidance range of $7.9 million to $8.3 million

•	Direct expenses decreased as a percentage of net revenue to 57% from 85% in the first quarter of 2006 and from 64% in the fourth quarter of 2006

•	Company to hold conference call at 11:00 AM ET tomorrow

WAYNE, PA, May 14, 2007 — Encorium Group, Inc. (Nasdaq: ENCO), a leader in the design, development, and management of complex clinical trials and patient registries for many of the world’s leading pharmaceutical and biotechnology companies, today announced its financial results for the first quarter ended March 31, 2007 (see attached tables).

These financial results include a full quarter of combined operations following the November 1, 2006 closing of Encorium’s business combination with Remedium Oy, a privately owned, full-service contract research organization (CRO) based in Espoo, Finland.

Kenneth M. Borow, M.D., President and Chief Executive Officer for Encorium Group, commented, “We are pleased with the revenue growth of our business segments in North America and Europe and our return to profitability in the first quarter. At the same time, we recognize that producing a steady flow of new contracts remains the primary catalyst for the growth of our Company. We believe our increased size, expanded geographic footprint, and depth of resources that we can now provide our customers will be the primary contributing factor to our future contract wins. At the present time, the Company’s pipeline of potential new business opportunities is in excess of $45 million. We are also continuing to pursue additional revenue streams through Early Phase Drug Development which could eventually help broaden the number of entry points for new business discussions.”

Dr. Borow continued, “In addition to our focus on securing new business, we must also continue to position Encorium for future growth and profitability. In that regard, we are very pleased to have closed the $5 million private placement on May 8, 2007. We believe that this will help accelerate our business plan and put the Company in a better position to support the next phase of its growth as these opportunities arise. We expect to supplement our organic growth with strategic acquisitions that may arise which would further enhance our geographic reach, therapeutic capabilities, or both.”

Management Outlook

Based on the strong growth in net revenues for the first quarter of 2007, Encorium is raising the lower end of its previously announced net revenue guidance for the year ending December 31, 2007 to $32 to $34 million from $30 to $34 million. Importantly, this forecast does not include contributions to revenue that may arise from any business that is currently not under contract to Encorium. Thus, this estimate is based solely on the Company’s current signed backlog of business contracts.

Backlog for the period ended March 31, 2007 was approximately $39 million versus approximately $28 million as of March 31, 2006, an increase of $11 million.

2007 First Quarter Financial Results

Net revenue for the first quarter of 2007 grew to $8.8 million from $2.0 million in the comparable prior year period. Net revenues for the Company’s North American operations increased by 115% to $4.3 million while the Company’s European operations reported net revenues of $4.5 million. Higher net revenues were primarily due to newly obtained contracts in North America during 2006, the inclusion in North America of revenues derived from a previously announced cancelled contract and the acquisition of Remedium which was completed on November 1, 2006.

Direct expenses for the quarter ended March 31, 2007 were $5.0 million versus $1.7 million in the prior year period. These expenses decreased as a percentage of net revenue to 57% from 85% in the first quarter of 2006 and from 64% in the fourth quarter of 2006. The improvement in gross profit margin year-over-year and sequentially was principally due to significant improvements in the utilization of Encorium’s clinical staff in North America during the first quarter of 2007 versus the prior periods.

Selling, general, and administrative expenses were $3.1 million for the three months ended March 31, 2007 as compared to $1.0 million for the three months ended March 31, 2006. As a percentage of net revenues, SG&A expenses decreased to 35% in the first quarter of 2007 from 53% in the comparable prior year period, and sequentially from 46% in the fourth quarter of 2006. The sequential percentage improvement is largely due to $225,000 in merger related expenses incurred by the Company in the fourth quarter of 2006.

Encorium reported depreciation and amortization expenses of $613,000 in the first quarter of 2007 as compared to $97,000 in the prior year period, an increase of $516,000. This increase is, in part, the result of the Company recording $498,000 of non-cash amortization expense directly associated with intangible assets acquired in the combination with Remedium.

The Company reported net income for the first quarter of 2007 of $109,000, or $0.01 per diluted share, based on weighted average diluted shares outstanding of 17.8 million, compared to a net loss of ($778,000), or ($0.06) per diluted share, based on weighted average diluted shares outstanding of 13.3 million, an improvement of $887,000 versus the comparable prior year period.

Financial Position

Encorium’s balance sheet at March 31, 2007 reflected cash and cash equivalents of $3.4 million, compared to $5.5 million at December 31, 2006, and shareholders’ equity of $19.7 million, compared to $17.3 million at December 31, 2006. The decline in cash and cash equivalents at March 31, 2007 resulted primarily from the payment of $1.5 million to the former Remedium shareholders as part of the purchase price consideration, as well as the payment of costs related to the acquisition. The Company recently announced that it has raised $5 million in gross proceeds through the closing of a private placement through certain institutional investors. Encorium plans to use the proceeds to fund organic expansion opportunities and potential synergistic acquisitions that may arise as well as for general corporate purposes and working capital.

Investor Conference Call

Encorium will hold a conference call on May 15, 2007 at 11:00 AM (ET) to discuss these results. To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial (706) 643-2029. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.encorium.com, or by going directly to:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=25297&c=ENCO&mediakey=88EA0FD1985A2E023A04BD241E2DFF81&e=0.

Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software. A webcast audio replay will be available for 30 days. A telephone audio replay will also be available through May 17, 2007, by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering conference ID number 7241523 when prompted.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization that is a leader in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, vaccines, infectious diseases, oncology, endocrinology/metabolism, diabetes, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xi) our backlog may not be indicative of future revenues and may not generate the revenues expected; (xii) our ability to successfully integrate the businesses of Encorium and Remedium Oy which we acquired on November 1, 2006; and (xiii) the ability of the combined businesses to operate successfully, generate revenue growth and operating profits. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Encorium Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq.		Adam Prior: (212) 836-9606
Chief Financial Officer		aprior@equityny.com
(610) 975-9533		www.theequitygroup.com
lhoffman@encorium.com www.encorium.com

ENCORIUM GROUP, INC

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2007	2006
Net revenue	$8,811,346	$1,988,038
Reimbursement revenue	1,262,351	194,488

Total Revenue	10,073,697	2,182,526

Operating Expenses
Direct	5,008,936	1,688,059
Reimbursement out-of-pocket expenses	1,262,351	194,488
Selling, general and administrative	3,093,817	1,049,008
Depreciation and amortization	612,720	97,300

Total Operating Expenses	9,977,824	3,028,855

Income (Loss) from Operations	95,873	(846,329)
Interest Income	52,848	70,035
Interest Expense	(10,256)	(1,603)

Net Interest Income	42,592	68,432

Net Income (Loss) before Income Taxes	138,465	(777,897)
Income Tax Expense	29,732	—

Net Income (Loss)	$108,733	$(777,897)

Net Income (Loss) per Common Share
Basic	$0.01	$(0.06)
Diluted	$0.01	$(0.06)
Weighted Average Common and Common Equivalent Shares Outstanding
Basic	17,324,898	13,348,401
Diluted	17,806,714	13,348,401

See accompanying notes to the consolidated financial statements.

ENCORIUM GROUP, INC

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

	March 31, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$3,426,449	$5,533,093
Investigator advances	1,910,944	1,299,682
Accounts receivable, less allowance of $97,000 for 2007 and 2006, respectively	6,121,871	6,583,393
Prepaid expenses and other	725,454	562,940
Prepaid taxes	5,921	2,375
Costs and estimated earnings in excess of related billings on uncompleted contracts	1,371,290	1,430,045

Total Current Assets	13,561,929	15,411,528

Property and Equipment, Net	1,004,604	1,048,219
Intangible Assets
Goodwill	15,372,540	15,372,540
Other intangibles, Net	5,699,395	6,197,584
Other assets	273,805	267,179

Total Assets	$35,912,273	$38,297,050

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,558,542	$1,371,492
Notes payable	170,288	20,768
Accrued expenses	2,887,452	3,111,614
Accrued acquisition costs	2,007,665	5,714,780
Deferred taxes	644,388	623,972
Obligations under capital leases	29,977	29,205
Billings in excess of related costs and estimated earnings on uncompleted contracts	2,723,845	3,673,435
Customer advances	4,511,879	4,774,112

Total Current Liabilities	14,534,036	19,319,378

Long Term Liabilities
Obligations under capital leases	—	7,790
Deferred taxes	1,093,254	1,093,254
Other liabilities	558,636	574,795

Total Long Term Liabilities	1,651,890	1,675,839

Total Liabilities	16,185,926	20,995,217

Stockholders’ Equity
Common stock, $.001 par value 35,000,000 shares authorized, 18,277,789 and 17,498,575 shares issued and outstanding respectively	18,278	17,499
Additional paid-in capital	26,019,553	23,720,213
Accumulated deficit	(5,803,794)	(5,912,527)
Accumulated other comprehensive income	190,534	174,872

Less:	20,424,571	18,000,057
Treasury stock, at cost, 230,864 shares	(698,224)	(698,224)

Total Stockholders’ Equity	19,726,347	17,301,833

Total Liabilities and Stockholders’ Equity	$35,912,273	$38,297,050

See accompanying notes to the consolidated financial statements.